Exhibit 5.1

Quoin Pharmaceuticals Ltd. 42127 Pleasant Forest Court, Ashburn, VA 20148-7349

August 25, 2025

RE: Registration on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to Quoin Pharmaceuticals Ltd., an Israeli company (the “Company”), in connection with its filing of a registration statement on Form S-8 on or about August 25, 2025 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 7,121,660 of the Company’s ordinary shares, no par value (“Ordinary Shares”) (the “Shares”), including Shares that may be represented by American Depositary Shares (the “ADSs”), which may be issued under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”).

ADSs that represent the Shares will be issued under the Deposit Agreement, dated July 28, 2016, by and among the Company, the Bank of New York Mellon, as depositary, and the owners and holders from time to time of ADSs issued thereunder.

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s (i) Articles of Association (the “Articles”), (ii) the Plan, (iii) resolutions of the Company’s board of directors and (iv) other statements of corporate officers and other representatives of the Company and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to this opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors, which have been provided to us, are true and accurate and prepared in accordance with the Company’s Articles and all applicable laws. In addition, we have assumed that the Company will receive the full consideration for the Ordinary Shares (which may consist, in part or in full, of services performed for the Company).

We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel and therefore excludes the interpretation and application of any rules of the relevant stock exchange or other regulatory bodies in the United States.

On the basis of the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement (including Shares represented by ADSs), when issued and paid for in accordance with the Plan, pursuant to agreements with respect to the Plan and, as the case may be, pursuant to the terms of the awards that have been or may be granted under the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Offices